RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this report. If any of these risks, as well as other risks and uncertainties that are not currently known to us or that we currently believe are not material, actually occur, our business, financial condition and results of operations may suffer significantly. As a result, the trading price of our common stock could decline and you may lose all or part of your investment in our common stock.

Since Tandem, TEC’s parent entity, was a publicly-traded shell corporation, our acquisition of all of the assets and substantially all liabilities of TEC may subject us to successor liability for the shell corporation’s known and unknown liabilities.

Tandem was originally incorporated in Nevada as Las Vegas Major League Sports, Inc. (“LVMS”) on July 22, 1993 with the plan of engaging in certain business activities associated with the Canadian Football League. In April 1994, it completed an initial public offering and began trading under the symbol LVTD. In 1996, LVMS filed for bankruptcy protection and ceased being a reporting company and also ceased operations and was considered to be a “shell” corporation. In 1998, LVMS changed its name to Pacific Medical Group, Inc. (“Pacific Medical Group”) in connection with a share exchange transaction with a privately-held company whose business plan was to engage in the manufacture and sale of medical products. To our knowledge, that business was unsuccessful and, again, the company ceased operations and was considered to be a “shell” corporation. In February, 2005, Pacific Medical Group changed its name to Tandem Energy Holdings, Inc. and changed its trading symbol to TDYH.PK. In June, 2005, Tandem Energy Corporation became a wholly-owned subsidiary of Tandem Energy Holdings, Inc.

The risks and uncertainties that were involved in the TEC acquisition include that we may be deemed to be a successor to Tandem, TEC’s parent, and thus subject to the existing liabilities, including undisclosed liabilities, of the prior shell corporations arising out of the their prior business operations, financial activities and equity dealings. These risks and uncertainties are greater when a corporation is used as a shell vehicle more than once, such as Tandem. There is a risk of litigation by third parties or governmental investigations or proceedings. Some potential claims against Tandem that have been identified to date include the following:

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Tandem has been informed of a claim of ownership of 2.7 million shares of Tandem common stock. Such claim could result in a successor liability claim against Platinum upon. These shares are not included in the outstanding shares of Tandem.

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Messrs. Jack and Rex Chambers are the subjects of an Order of Permanent Injunction resulting from proceedings instituted against them in 1984 by the Securities and Exchange Commission. The Order enjoins Messrs. Chambers from, directly or indirectly, engaging in the sale or offer for sale of securities in the form of fractional undivided interests in oil or gas leases of Chambers Oil and Gas or any other security without a registration statement being in effect or an exemption from registration otherwise being available. To the extent a court were to conclude that the Acquisition constitutes the sale of securities by Messrs. Chambers in violation of the Order of Permanent Injunction, Platinum potentially could be subject to a successor liability claim to the extent that any liability was imposed upon Tandem as a result.

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The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act when reselling the securities of a blank check company. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering. Claims may be made that certain persons who have sold shares of Tandem common stock may have been considered promoters or affiliates of Tandem and thus may have sold shares in violation of this position. In that event, Platinum potentially could be subject to a successor liability claim to the extent that any liability was imposed upon Tandem as a result.

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Lance Duncan played a key role in connection with the acquisition by Tandem of the stock of TEC and the assets of Shamrock Energy Corporation, a Texas corporation. It is possible that a court could determine that Mr. Duncan acted as an unlicensed broker-dealer in connection with such transactions. In that event, Platinum potentially could be subject to a successor liability claim to the extent that any liability was imposed upon Tandem as a result.

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Tandem has been unsuccessful in its efforts to locate corporate records and other material agreements and documents relating to itself and its predecessors in name for periods prior to mid-March 2005. As a result, no assurance can be given that certain actions taken with respect to Tandem were authorized by the necessary corporate action on the part of Tandem’s board of directors and its shareholders. Further, no assurance can be given that additional shares had not been issued by Tandem’s predecessors in name and that therefore Tandem’s current capitalization is accurate. If theoretically all of 50,000,000 authorized shares of common stock of Pacific Medical Group (Tandem’s immediate predecessor in name) were issued and outstanding, there would be an additional 83,678 shares (post 1:500 stock split) of Tandem common stock currently outstanding and Platinum could be subject to a successor liability claim for up to approximately $212,000 to the extent that the holders of the additional shares do not receive their full proportion of the Platinum common stock distributed to shareholders upon the liquidation and dissolution of Tandem. Platinum potentially also could be subject to substantially higher successor liability claims for other actions of the predecessors to Tandem’s current management that were not properly authorized and implemented, including any shares that Messrs. Ronald G. Williams or Lyle Mortensen may claim to have acquired in connection with the acquisition of Pacific Medical Group that were not disclosed to Tandem and thus not presently reflected in the shares currently outstanding.

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Prior to its acquisition of TEC, Mr. Williams claims to have acquired control of Pacific Medical Group from Mr. John Karlsson. Tandem has also been unsuccessful in its efforts to obtain documentation relating to such acquisition and, as such, has not been able to determine the amount or percentage of the outstanding shares of Pacific Medical Group that Mr. Williams acquired. Platinum could be subject to potential successor liability claims to the extent that Mr. Williams did not properly acquire control of Pacific Medical Group and did not have proper authority to enter into the transactions with TEC.

We did not receive a legal opinion relating to Tandem’s capitalization or corporate actions in connection with the closing of the TEC acquisition. Given the uncertainty regarding Tandem’ s prior corporate history, the lack of corporate documentation, claims of share ownership and other related concerns, Tandem’s legal counsel was unwilling to render such an opinion. Accordingly, we did not have a legal opinion to support the representation and warranties of Tandem contained in the Acquisition Agreement regarding these matters.

The volatility of oil and natural gas prices due to factors beyond our control greatly affects our profitability.

Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and natural gas properties depend primarily upon the prevailing prices for oil and natural gas. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. Any significant decline in the price of oil and natural gas or any other unfavorable market conditions could have a material adverse effect on our operations, financial condition and level of expenditures for the development of our oil and natural gas reserves, and may result in write downs of our investments as a result of our use of the full cost accounting method.

Prices for natural gas and crude oil fluctuate widely. These fluctuations in oil and natural gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of oil and natural gas;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of drilling rigs and completion equipment;

•	the proximity to, and capacity of transportation facilities;

•	the price and level of foreign imports;

•	the nature and extent of domestic and foreign governmental regulation and taxation;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	worldwide economic and political conditions;

•	the effect of worldwide energy conservation measures;

•	political instability or armed conflict in oil-producing regions; and

•	the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of oil and natural gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves.

Hedging activities may prevent us from benefiting from price increases and may expose it to other risks.

Hedging is a strategy that can help a company to mitigate the volatility of oil and gas prices by limiting its losses if oil and gas prices decline; however, this strategy may also limit the potential gains that a company could realize if oil and gas prices increase. From time to time, we use derivative instruments (primarily collars and price swaps) to hedge the impact of market fluctuations on natural gas and crude oil prices and net income and cash flow. To the extent that we engage in hedging activities, we may be prevented from realizing the benefits of price increases above the levels of the hedges. Hedging activities are subject to risks associated with differences in prices at different locations, particularly where transportation constraints restrict a producer’s ability to deliver oil and gas volumes to the delivery point to which the hedging transaction is indexed. Additionally, hedging strategies are normally more effective with companies with a certain volume of production, and our current oil production levels may not be sufficient to be able to employ a meaningful hedging strategy. When we acquired the TEC assets, there were some open commodity derivatives. In its financial statements, Tandem did not designate any of its currently open commodity derivatives as cash flow hedges; therefore, all changes in the fair value of these contracts prior to maturity, plus any realized gains or losses at maturity, are recorded as other income (expense) in Tandem’s statements of operations. Certain “costless collars” executed in June 2005 were employed to protect Tandem and its creditors from exposure to lower oil and gas prices. However, in conjunction with that protection, Tandem periodically incurred settlement losses associated with the ceiling component of such hedges when gas prices spiked in late 2005 and oil prices spiked in mid 2006. For the year ended December 31, 2006, Tandem reported a $3.3 million net gain on derivatives, consisting of a $3.5 million gain related to changes in mark-to-market valuations and a $0.2 million cash charge for settled contracts. For the year ended December 31, 2005, the net loss on derivatives was $5.2 million, consisting of a $4.7 million non-cash charge related to changes in mark-to-market valuations and a $0.5 million cash charge for settled contracts.

Our ability to sell crude oil and natural gas production could be materially harmed by failure to obtain adequate services such as transportation and processing.

The sale of crude oil and natural gas production depends on a number of factors beyond our control, including the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. Any significant change in market factors affecting these infrastructure facilities or our failure to obtain these services on acceptable terms could materially harm our business. We deliver crude oil and natural gas through gathering systems and pipelines that we do not own. These facilities may be temporarily unavailable due to market conditions or mechanical reasons or may become unavailable in the future.

Our proved reserves will generally decline as reserves are produced and as such, success will depend on acquiring or finding additional reserves.

Our future success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. According to reports of proved reserves prepared as of December 31, 2006 by Williamson Petroleum Consultants, independent petroleum engineers, our proved reserves will decline at a rate of 10% per year as reserves are produced and, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both, such reserves will continue to decline. To increase reserves and production, we must commence drilling, workover or acquisition activities. There can be no assurance, however, that we will have sufficient resources to undertake these actions, that our drilling and workover projects or other replacement activities will result in significant additional reserves or that we will have success drilling productive wells at low finding and development costs. Furthermore, although our revenues may increase if prevailing oil and natural gas prices increase significantly, our finding costs for additional reserves may also increase.

Approximately 65% of our proved reserves are classified as proved undeveloped.

Approximately 65% of our reserves are classified as proved undeveloped reserves. The future development of these undeveloped reserves into proved developed reserves is highly dependent upon our ability to fund estimated total capital development cost of approximately $40.9 million, of which $12.5 million, $19.6 million and $8.8 million are expected to be incurred in 2007, 2008 and 2009, respectively. If such development costs are not incurred or are substantially reduced, our proved undeveloped and total proved reserves could be substantially reduced. The reduction in such reserves could have a materially negative impact on our ability to produce profitable future operations. The successful conversion of these proved undeveloped reserves into proved developed reserves is dependent upon the following:

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The funding of the estimated proved undeveloped capital development costs is highly dependent upon our ability to generate sufficient working capital through operating cash flows, and our ability to borrow funds and/or raise equity capital.

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Our ability to generate sufficient operating cash flows is highly dependent upon successful and profitable future operations and cash flows which could be negatively impacted by fluctuating oil and gas prices and increased operating costs. No assurance can be given that we will have successful and profitable future operations and positive future cash flows.

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Our ability to borrow funds in the future is dependent upon the terms of future loan agreements, borrowing base calculations and other lending and operating conditions. No assurance can be given that we will be able to secure future borrowings at competitive borrowing rates and conditions, if at all.

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Our ability to secure equity funding is dependent upon a number of factors, including our profitable operations and cash flows, capital market conditions and general economic conditions. No assurance can be given that we will be able to secure adequate equity funding.

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Our ability to secure related oilfield equipment and services on a timely and competitive basis. Presently, there is great demand for and often extensive delays in securing oilfield equipment and services at any price. No assurance can be given that the requisite oilfield equipment and services can be secured in a timely and competitive manner.

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Projections for proved undeveloped reserves are largely based on their analogy to similar producing properties and to volumetric calculations. Reserves projections based on analogy are subject to change due to subsequent changes in the analogous properties. Volumetric calculations are often based upon limited log and/or core analysis data and incomplete reservoir fluid and formation rock data. Since these limited data must frequently be extrapolated over an assumed drainage area, subsequent production performance trends or material balance calculations may cause the need for significant revisions to the estimates of reserves.

Estimates of oil and natural gas depend on many assumptions that may vary substantially from actual production.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of expenditures, including many factors beyond our control. The reserve information relating to proved reserves set forth in or incorporated by reference into this report represents only estimates based on reports of proved reserves prepared as of December 31, 2006 by Williamson Petroleum Consultants, independent petroleum engineers. Williamson Petroleum Consultants was not engaged to evaluate and prepare reports relating to the probable reserves on our properties and interests as these are more uncertain than evaluations of proved reserves. Petroleum engineering is not an exact science. Information relating to our proved oil and natural gas reserves is based upon engineering estimates. Estimating quantities of proved crude oil and natural gas reserves is a complex process. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions or changes of conditions could cause the quantities of our reserves to be overstated.

To prepare estimates of economically recoverable crude oil and natural gas reserves and future net cash flows, engineers analyze many variable factors, such as historical production from the area compared with production rates from other producing areas. It is also necessary to analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also involves economic assumptions relating to commodity prices, production costs, severance and excise taxes, capital expenditures and workover and remedial costs. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variations may be material.

Our operations entail inherent casualty risks which may not be covered by adequate insurance.

We must continually acquire, explore and develop new oil and natural gas reserves to replace those produced and sold. Our hydrocarbon reserves and revenues will decline if we are not successful in our drilling, acquisition or exploration activities. Although TEC had historically maintained its reserve base primarily through successful E&P operations, our future efforts may not be similarly successful. Casualty risks and other operating risks could cause reserves and revenues to decline.

Our operations are subject to inherent casualty risks such as fires, blowouts, cratering and explosions. Other risks include pollution, the uncontrollable flows of oil, natural gas, brine or well fluids. These risks may result in injury or loss of life, suspension of operations, environmental damage or property and equipment damage, all of which would cause us to experience substantial financial loss.

Our drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks. There can be no assurance that any insurance will be adequate to cover any losses or liabilities. We cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase. In addition, we may be liable for environmental damages caused by previous owners of properties that we purchased, which liabilities would not be covered by our insurance. We are currently unaware of any material liability we may have for environmental damages caused by previous owners of properties purchased by us.

Many of our wells produce at very low production rates while producing waste water many times that rate.

Many of our wells produce at production rates as low as one Boe per day and produce waste water at many times the rate of production. Even a modest decrease in oil and gas prices may render these wells uneconomic to produce, when compared to wells which produce at higher rates. Consequently, these uneconomic wells could cause a downward revision in our oil and gas reserves.

Our operations also entail significant operating risks.

Our drilling activities involve risks, such as drilling non-productive wells or dry holes, which are beyond our control. The cost of drilling and operating wells and of installing production facilities and pipelines is uncertain. Cost overruns are common risks that often make a project uneconomical. The decision to purchase and to exploit a property depends on the evaluations made by reserve engineers, the results of which are often inconclusive or subject to multiple interpretations. We may also decide to reduce or cease its drilling operations due to title problems, weather conditions, noncompliance with governmental requirements or shortages and delays in the delivery or availability of equipment or fabrication yards.

Our future operating results could be negatively impacted by increases in costs from third party service providers.

Our future operating results are dependent upon our ability to secure competitive and timely third party oilfield services. Generally, the demand for and cost of oilfield services is directly related to oil and gas commodity prices and the number of skilled oilfield laborers in the area. Presently, in our area of operations, there are a limited number of third party services providers, a limited amount of oilfield service equipment, and a limited number of skilled oilfield laborers. In addition, many third party service providers are committed to providing oilfield services to entities that have much greater financial resources and oilfield demand than our company. These conditions could significantly increase our cost of third party services and have a negative impact on our ability to secure oilfield services on a timely basis. No assurance can be given that our future operations will not be further negatively impacted by our inability to secure third party services at competitive prices.

Our operations are subject to various governmental regulations that require compliance that can be burdensome and expensive.

Our oil and natural gas operations are subject to extensive federal, state and local governmental regulations that may be changed from time to time in response to economic and political conditions. Matters subject to regulation relate to the general population’s health and safety and are associated with compliance and permitting obligations including regulations related to discharge from drilling operations, use, storage, handling, emission and disposal, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity to conserve supplies of oil and natural gas. In addition, the production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control and solid waste management, and compliance with these laws may cause delays in the additional drilling and development of our properties. Significant expenditures may be required to comply with governmental laws and regulations applicable to us. We believe the trend of more expansive and stricter environmental legislation and regulations will continue. While, historically, TEC did not experience any material adverse effect from regulatory delays, there can be no assurance that such delays will not occur for us in the future.

Our method of accounting for investments in oil and natural gas properties may result in impairment of asset value, which could affect our stockholder equity and net profit or loss.

We follow the full cost method of accounting for our crude oil and natural gas properties. Under this method, all direct costs and certain directly related internal costs associated with acquisition of properties and successful, as well as unsuccessful, exploration and development activities are capitalized. Depreciation, depletion and amortization of capitalized crude oil and natural gas properties and estimated future development costs, excluding unproved properties, are based on the unit-of-production method based on proved developed reserves. Net capitalized costs of crude and natural gas properties, as adjusted for asset retirement obligations, net of salvage value, are limited, by country, to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated future net revenues from proved reserves based on unescalated prices discounted at 10%, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. Excess costs are charged to proved property impairment expense. No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, except in unusual circumstances.

Properties that we acquire may not produce as projected, and we may be unable to identify liabilities associated with the properties or obtain protection from sellers against them.

As part of our business strategy, we continually seek acquisitions of oil and gas properties. The successful acquisition of oil and natural gas properties requires assessment of many factors, which are inherently inexact and may be inaccurate, including the following:

•	future oil and natural gas prices;

•	the amount of recoverable reserves;

•	future operating costs;

•	future development costs;

•	failure of titles to properties;

•	costs and timing of plugging and abandoning wells; and

•	potential environmental and other liabilities.

Our assessment will not necessarily reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. With respect to properties on which there is current production, we may not inspect every well location, every potential well location, or pipeline in the course of our due diligence. Inspections may not reveal structural and environmental problems such as pipeline corrosion or groundwater contamination. We may not be able to obtain or recover on contractual indemnities from the seller for liabilities that it created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

Changes in technology may render our products or services obsolete.

The oil and gas E&P industry is substantially affected by rapid and significant changes in technology. These changes may render certain existing energy sources, such as oil and gas, and certain services and technologies currently used obsolete. We cannot assure you that the technologies we use or rely upon will not be subject to such obsolescence. While we may attempt to adapt and apply the services we provide to newer technologies, we cannot assure you that we will have sufficient resources to fund these changes or that these changes will ultimately prove successful.

Oil and gas drilling and producing operations can be hazardous and may expose us to environmental liabilities.

Our oil and gas operations will subject us to many risks, including well blowouts, cratering and explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, and other environmental hazards and risks. If any of these risks occur, we could sustain substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigations and penalties; and

•	suspension of operations.

Our liability for environmental hazards could include those created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. We expect to maintain insurance against some, but not all, of the risks described above. Our insurance may not be adequate to cover casualty losses or liabilities. Also, we may not be able to obtain insurance at premium levels that justify its purchase.

We depend on key personnel to execute our business plans.

The loss of any key executives or any other key personnel could have a material adverse effect on our operations. We depend on the efforts and skill of our key executives and personnel. Moreover, as we continue to grow our asset base and the scope of our operations, future profitability will depend on our ability to attract and retain qualified personnel. Mr. Tim Culp, our new Chairman of the Board, was TEC’s President and Chief Executive Officer prior to the consummation of the acquisition. We cannot predict the effect that the change in management will have on our operations.

Terrorist activities and military and other actions could adversely affect our business.

Terrorist attacks and the threat of terrorist attacks, whether domestic or foreign, as well as the military or other actions taken in response to these acts, cause instability in the global financial and energy markets. The United States government has issued public warnings that indicate that energy assets might be specific targets of terrorist organizations. These actions could adversely affect us, in unpredictable ways, including the disruption of fuel supplies and markets, increased volatility in crude oil and natural gas prices, or the possibility that the infrastructure on which we rely could be a direct target or an indirect casualty of an act of terror.

Our officers and directors are now and may in the future become affiliated with entities engaged in business activities similar to ours and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Our chief executive officer and certain of our directors are engaged in other business endeavors and certain members of management are, and will likely in the future become, affiliated with entities engaged in the oil and gas E&P industry or other business activities similar to those of Platinum. For example, Mr. Barry Kostiner, our chief executive officer and a director of Platinum, and Mr. Jim Dorman, our executive vice president, are principals in KD Resources, LLC, a privately-owned Delaware limited liability company that purchased certain oil and gas properties in Texas in May 2007. In addition, Mr. Kostiner is the manager of Braesridge Energy LLC, which invests in energy companies, including ours. As of the date of this report Braesridge Energy LLC beneficially owns approximately 3.5 million shares of our outstanding common stock.

In the course of their current and/or future activities, our officers and directors may become aware of business or investment opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may become affiliated. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

As a result of multiple business affiliations, our chief executive officer and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board of directors evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.